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Exhibit 99.1

ITEM 6.    SELECTED FINANCIAL DATA

        The following table presents selected consolidated and combined financial and other operating data for Tyco Electronics. The consolidated and combined statement of operations data for fiscal 2007, 2006, and 2005 and the consolidated and combined balance sheet data as of September 28, 2007 and September 29, 2006 are derived from our audited consolidated and combined financial statements included elsewhere in this Report. The combined statement of operations data for fiscal 2004 and the combined balance sheet data as of September 30, 2005 are derived from our audited combined financial statements not included elsewhere in this Report. The combined statement of operations data for fiscal 2003 and the combined balance sheet data as of September 30, 2004 and 2003 are derived from our unaudited combined financial statements not included elsewhere in this Report. The unaudited combined financial statements have been prepared on the same basis as the audited consolidated and combined financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

        In March 2008, our board of directors authorized us to pursue the divestiture of our Radio Frequency Components and Subsystem business, and in May 2008, we entered into a definitive agreement to sell the business. We have reclassified amounts previously reported to reflect this business as a discontinued operation in all periods presented. For additional information regarding discontinued operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Discontinued Operations" and Note 5 to the Consolidated and Combined Financial Statements included in this Report.

        The data presented below should be read in conjunction with our Consolidated and Combined Financial Statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Report. Our consolidated and combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as an independent, publicly-traded company during the periods presented.

	As of or for Fiscal
	2007(1)	2006(2)	2005(3)	2004(4)	2003(5)
	(in millions, except per share data)
Statement of Operations Data
Net sales	$12,959	$11,811	$10,924	$10,079	$8,747
Gross income	3,339	3,194	2,978	2,901	2,406
Allocated class action settlement costs, net	887	—	—	—	—
Separation costs	44	—	—	—	—
Restructuring and other charges (credits), net	92	7	(11)	(34)	594
Gain on divestiture	—	—	(301)	—	—
Income from operations	716	1,742	1,961	1,574	523
(Loss) income from continuing operations	(178)	1,447	979	726	(3)
(Loss) income from discontinued operations, net of income taxes	(376)	(246)	154	36	(198)
Cumulative effect of accounting change, net of income taxes	—	(8)	11	—	(27)
Net (loss) income	$(554)	$1,193	$1,144	$762	$(228)
Per Share Data
Basic and diluted (loss) earnings per share:(6)
(Loss) income from continuing operations	$(0.36)	$2.91	$1.97	$1.46	$(0.01)
Net (loss) income	(1.11)	2.40	2.30	1.53	(0.46)
Cash dividends per share	$0.14	$—	$—	$—	$—
Balance Sheet Data
Total current assets	$9,996	$6,686	$6,339	$6,246	$5,835
Total assets	23,688	19,091	18,473	18,789	18,132
Total current liabilities	6,204	3,167	3,188	3,004	3,111
Long-term debt and obligations under capital lease	3,373	3,371	3,816	5,208	6,484
Total equity	11,377	11,160	9,842	8,242	6,294
Working capital(7)	3,792	3,519	3,151	3,242	2,724
Other Operating Data
Capital expenditures	$875	$519	$467	$384	$432

(1)
Fiscal 2007 loss from continuing operations includes allocated class action settlement costs, net of $887 million, separation costs of $44 million, restructuring and other charges, net of $92 million, and allocated loss on retirement of debt of $232 million. (See Notes 16, 3, 4, and 12 to the Consolidated and Combined Financial Statements included in this Report.) Fiscal 2007 net loss includes $376 million of loss, net of income taxes, from discontinued operations. (See Note 5 to the Consolidated and Combined Financial Statements included in this Report.)

(2)
Fiscal 2006 net income includes a $246 million loss, net of income taxes, from discontinued operations as well as an $8 million loss, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the adoption of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143." (See Notes 5 and 2 to the Consolidated and Combined Financial Statements included in this Report.)

(3)
Fiscal 2005 income from continuing operations includes a $301 million gain on the divestiture of the Tyco Global Network. (See Note 5 to the Consolidated and Combined Financial Statements included in this Report.) Also included in fiscal 2005 income from continuing operations is $365 million of loss on retirement of debt. (See Note 12 to the Consolidated and Combined Financial Statements included in this Report.) Fiscal 2005 net income includes $154 million of income, net of income taxes, from discontinued operations as well as an $11 million gain, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the change in measurement date for pension and postretirement benefit plans. (See Notes 5 and 2 to the Consolidated and Combined Financial Statements included in this Report.)

(4)
Fiscal 2004 income from continuing operations includes $102 million of loss on retirement of debt. Fiscal 2004 net income includes $36 million of income, net of income taxes, from discontinued operations.

(5)
Fiscal 2003 income from continuing operations includes restructuring and other charges, net of $594 million and a goodwill impairment charge of $30 million. Fiscal 2003 net loss includes a $198 million loss, net of income taxes, from discontinued operations as well as a $27 million loss, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the adoption of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities."

(6)
For all periods prior to our separation from Tyco International, basic and diluted earnings (loss) per share were calculated utilizing the basic shares outstanding at June 29, 2007, the date of separation.

(7)
Working capital is defined as current assets minus current liabilities.

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  Exhibit 99.1
  ITEM 6. SELECTED FINANCIAL DATA